UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2016

DDR Corp.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio		44122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On December 1, 2016, DDR Corp. (“DDR”) entered into separate employment agreements (each, an “Employment Agreement”) with each of Thomas F. August and Christa A. Vesy (each, the “Executive”), pursuant to which (1) Mr. August will continue to serve as President and Chief Executive Officer (“CEO”) of DDR, and (2) Ms. Vesy will continue to serve as Executive Vice President and Chief Accounting Officer (and, until DDR hires a permanent Chief Financial Officer, as interim Chief Financial Officer) of DDR. The term of the Employment Agreement for Mr. August will end on July 7, 2019, and the term of the Employment Agreement for Ms. Vesy will end on December 31, 2018 (in each case, the “Expiration Date”).

The material terms of the Employment Agreements are summarized below:

Base Salary

•	Annual base salary rate of not less than $750,000 per year for Mr. August and not less than $340,000 per year for Ms. Vesy;

Annual Incentive Compensation

•	For Mr. August, eligibility to receive an annual cash incentive targeted at 133.3% of base salary, with a payout at 66.7% or 200% of base salary in the event threshold performance or maximum performance, respectively, is achieved, with the actual payout determined based on the factors and criteria established by the Executive Compensation Committee (the “Committee”) of DDR’s Board of Directors (the “Board”) after consultation with Mr. August. For 2016 and 2019, Mr. August’s cash incentive will be pro-rated based on the number of days Mr. August is employed during such calendar year. For the 2016 annual incentive only, Mr. August’s cash incentive payout will be no less than $484,932, assuming generally that he remains in continuous employment with DDR through the end of 2016, subject to increase in the Committee’s discretion based on the applicable performance criteria for 2016 (i.e., financial goals, strategic objectives, and individual performance, each weighted equally);

•	For Ms. Vesy, eligibility to receive an annual cash incentive targeted at 40% of base salary, with a payout at 20% or 80% of base salary in the event threshold performance or maximum performance, respectively, is achieved, with the actual payout determined based on the factors and criteria established by DDR;

Special Cash Bonus

•	For Ms. Vesy only, eligibility to receive a one-time, special cash bonus opportunity equal in value to Ms. Vesy’s “target” annual cash bonus opportunity as in effect on March 1, 2017, which bonus will, in general, become vested on January 1, 2018, subject to Ms. Vesy’s continued employment with DDR through such date;

Equity Awards

•	For Mr. August, eligibility to receive equity awards while the Employment Agreement is in effect as follows, subject to the terms and conditions of DDR’s 2012 Equity and Incentive Compensation Plan (or its successor(s)) (the “Equity Plan”) and the applicable award agreements, and in certain instances subject to the further approval of the Committee:

○	A one-time grant of 107,100 service-based restricted share units (“RSUs”). In general, and subject to Mr. August’s continued employment with DDR, 14,875 of such RSUs will vest after the end of the grant date, and the remaining 92,225 RSUs will vest in 31 equal monthly installments beginning on January 1, 2017 and ending on July 1, 2019; and

○	As soon as practicable after the effective date of the Employment Agreement, and then again on each of July 8, 2017 and July 8, 2018, a grant of performance-based RSUs (or substantially similar award) with a grant date “target” value equal to no less than $3,000,000, the payout of which will vary based on relative total shareholder return performance measured over a performance period beginning on July 8 of the year in which the grant is made and ending in each case on July 7, 2019, with the ultimate payout ranging from a threshold level of 50% of target to a maximum level of 200% of target (subject to reduction by 1/3 in the event that DDR’s absolute total shareholder return during the applicable performance period is negative);

•	For Ms. Vesy, eligibility to receive equity awards while the Employment Agreement is in effect as follows, subject to the terms and conditions of the Equity Plan and the applicable award agreements, and in certain instances subject to the further approval of the Committee:

○	A one-time grant of 9,051 service-based RSUs. In general, and subject to Ms. Vesy’s continued employment with DDR, 1/3 of such RSUs will vest on December 1, 2017, December 1, 2018 and December 1, 2019; and

○	For each calendar year during the term of the Employment Agreement (beginning with 2016), Ms. Vesy will be eligible to receive equity awards as approved by the Committee based on threshold, target and maximum award opportunities of 12.5%, 25% and 50%, respectively, of Ms. Vesy’s annual base salary plus annual cash incentive award;

Other Benefits/Obligations

•	For both Executives, eligibility to participate in any other employee benefit plans or programs (in the case of Ms. Vesy, including equity plans or programs and retirement plans) that are generally available to senior executive officers of DDR, as well as certain other benefit plans that are generally available to DDR’s senior executives, including deferred compensation plans or similar programs and certain health and welfare benefits, subject to the terms of the applicable plans;

•	For Mr. August, a commuting allowance at the rate of at least $96,000 per year (pro-rated for partial years) to assist with the costs associated with Mr. August commuting between his residence and the Beachwood, Ohio area;

•	For Mr. August, DDR agrees to nominate him to the Board on an annual basis during the term of the Employment Agreement;

•	For Mr. August, reimbursement by DDR for Mr. August’s reasonable attorneys’ fees and other reasonable expenses incurred in connection with the negotiation of the Employment Agreement, up to a maximum of $25,000;

•	Each Executive will also be subject to customary non-competition, non-solicitation and confidentiality (and, for Mr. August, mutual non-disparagement) requirements during and for specified periods after the term of the Executive’s employment; and

•	For both Executives, the Employment Agreements also include customary indemnification provisions, and provide for the reimbursement of certain fees and expenses, including legal fees and expenses incurred in relation to enforcement of the Employment Agreements.

Severance Compensation

Each Employment Agreement provides that if the Executive’s employment with the Company is terminated prior to the Expiration Date by DDR without “cause” (as defined in the applicable Employment Agreement), by the Executive for “good reason” (also as defined in the applicable Employment Agreement), or, solely with respect to Ms. Vesy, as a result of death or disability, DDR will pay the Executive, or the Executive’s personal representative or dependents, as appropriate (in addition to certain accrued compensation and benefits):

•	For Mr. August:

○	a lump sum amount equal to up to two times (the “Multiplier”) the sum of his then-current base salary plus an amount equal to his “target” annual bonus for the year of termination (which Multiplier will decrease monthly from two to zero on a linear basis beginning on July 7, 2017 and ending on the Expiration Date), subject to the execution by Mr. August of a customary release of claims in favor of DDR;

○	a lump sum amount equal in value to the annual bonus that he would have earned for the year of termination, pro-rated based on his period of service during such year, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period; and

○	a lump sum in cash equal to 6 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by DDR.

•	For Ms. Vesy:

○	a lump sum amount equal to 1.5 times (or, in the event of termination due to death or disability, one times) the sum of her then-current base salary plus an amount equal to the value of her “target” annual bonus for the year of termination, subject to the execution by the Executive of a customary release of claims in favor of DDR;

○	a lump sum amount equal in value to her “target” annual bonus for the year of termination, pro-rated based on her period of service during such year;

○	a lump sum in cash equal to 18 months on a termination without cause or for good reason and 12 months on a termination due to death or disability of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by DDR (or in the event of death, a substantially similar benefit to her beneficiaries); and

○	if the termination is a result of her termination without cause or termination for good reason, DDR will provide outplacement services and support, as reasonably selected by DDR, for one year following termination, provided that Ms. Vesy first uses such outplacement services and support within 90 days following termination.

For Mr. August, if the termination is a result of death or disability, DDR will pay Mr. August or his personal representative or eligible dependents, as appropriate (in addition to certain accrued compensation and benefits), a lump sum amount equal in value to Mr. August’s “target” annual bonus for the year of termination, pro-rated based on his period of service during such year.

Severance Compensation following a Change in Control

Each Employment Agreement also provides that, in the event of certain “triggering events” (which include a termination by DDR without cause or a termination by the Executive following certain employment or compensation changes) occurring within two years after a “change in control,” DDR will pay (in addition to certain accrued compensation and benefits): (1) for Mr. August, a lump sum amount equal to up to two times the sum of his then-current base salary plus an amount equal to his “target” annual bonus for the year of termination (which Multiplier will decrease monthly from two to zero on a linear basis beginning on July 7, 2017 and ending on the Expiration Date); (2) for Ms. Vesy, a lump sum amount equal to 2.5 times the sum of her base salary as of the termination date plus an amount equal in value to her “target” annual bonus for the year of termination; (3) a lump sum in cash to the Executive equal to 6 months in the case of Mr. August, and 18 months in the case of Ms. Vesy, of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by DDR; and (4) a lump sum amount equal in value to the Executive’s “target” annual bonus for the year of termination, pro-rated based on the Executive’s period of service during such year. In addition, for Ms. Vesy only, DDR will provide outplacement services and support, as reasonably selected by DDR, for one year following termination, provided that Ms. Vesy first uses such outplacement services and support within 90 days following termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP.

	By:	/s/ David E. Weiss
		Name:	David E. Weiss
		Title:	Executive Vice President, General Counsel and Secretary

Date: December 2, 2016